EXHIBIT 12

                     FORT JAMES CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)
                          YEAR ENDED DECEMBER 27, 1998

                          (DOLLAR AMOUNTS IN MILLIONS)


                  Pretax income from continuing operations,
                     before minority interest and extraordinary      $  765.8
                     items
                  Add:
                     Interest charged to operations
                                                                        297.1
                     Portion of rental expense representative of
                       interest factor (assumed to be one-third)
                                                                         21.2
                  -----------------------------------------------------------

                        Total earnings, as adjusted                $  1,084.1
                  ===========================================================
                  Fixed Charges:
                     Interest charged to operations                  $  297.1
                     Capitalized interest
                                                                          9.9
                     Portion of rental expense representative of
                       interest factor (assumed to be one-third)
                                                                         21.2
                  -----------------------------------------------------------
                        Total fixed charges                          $  328.2
                  ===========================================================
                  Ratio of earnings to fixed charges                     3.30
                  ===========================================================


(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, extraordinary item, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

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